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                                                                    EXHIBIT 99.7


                                 PENTACOM LTD.
                             SHARE OPTION AGREEMENT


RECITALS

        I. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Company (or any Parent or Subsidiary).

        II. Optionee is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company's grant of an option to Optionee.

        III. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

        NOW, THEREFORE, it is hereby agreed as follows:

        1. GRANT OF OPTION. The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

        2. OPTION TERM. This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

        3. LIMITED TRANSFERABILITY. During Optionee's lifetime, this option shall be exercisable only by Optionee and shall not be assignable or transferable other than by will or by the laws of inheritance following Optionee's death.

        4. ADDITIONAL TRANSFER RESTRICTIONS AND STATE REQUIREMENTS. Upon the exercise of this option, Optionee shall become subject to and shall be required to become a party to, that certain Purchase Option Agreement, dated as of June 2, 1999, by and between the Company, Cisco Systems, Inc. and certain securityholders, with regard to any Option Shares acquired upon the exercise of this option. The Purchase Option Agreement contains certain transfer restrictions which shall be applied to the Option Shares and gives Cisco Systems, Inc. the right to purchase securities of the Company (including any acquired Option Shares) upon terms set forth in such agreement.

        5. DATES OF EXERCISE. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.


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        6. CESSATION OF SERVICE. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

                (i) Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while this option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

                (ii) Should Optionee die while this option is outstanding, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of inheritance shall have the right to exercise this option. Such right shall lapse, and this option shall cease to be outstanding, upon the earlier of
(i) the expiration of the twelve (12)-month period measured from the date of Optionee's death or (ii) the Expiration Date.

                (iii) Should Optionee cease Service by reason of Permanent Disability while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date.

                (iv) During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares in which Optionee is, at the time of Optionee's cessation of Service, vested pursuant to the Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised. To the extent Optionee is not vested in one or more Option Shares at the time of Optionee's cessation of Service, this option shall immediately terminate and cease to be outstanding with respect to those shares.

                (v) Should Optionee's Service be terminated for Misconduct, or should Optionee otherwise engage in Misconduct while his or her option is outstanding, then this option shall terminate immediately and cease to remain outstanding.

        7. SPECIAL ACCELERATION OF OPTION.

                (i) In the event of any Company Transaction, the Option Shares shall immediately become exercisable so that this option shall, immediately prior to the effective date of the Company Transaction become fully exercisable for any and all of the Option Shares as fully-vested shares and may be fully exercised for any or all of those Option Shares as vested shares. However, the Option Shares shall not become exercisable on such an accelerated basis if and to the extent: (a) this option is assumed by the successor company (or parent thereof) in the Company Transaction and the Company's repurchase rights with respect to the unvested Option Shares are assigned to such successor company (or parent thereof), or (b) this option is to be replaced with a cash incentive program of the successor company which preserves the spread


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existing on the unvested Option Shares at the time of the Company Transaction
(the excess of the Fair Market Value of those Option Shares over the Exercise Price payable for such shares) and provides for subsequent payout in accordance with the same Exercise Schedule applicable to those unvested Option Shares as set forth in the Grant Notice.

                (ii) Immediately following the Company Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor company (or parent thereof) in (Connection with the Company Transaction.

                (iii) If this option is assumed in connection with a Company Transaction, then this option shall be appropriately adjusted, immediately after such Company Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Company Transaction had the option been exercised immediately prior to such Company Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

                (iv) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        8. ADJUSTMENT IN OPTION SHARES. Should any change be made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company's receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

        9. SHAREHOLDER RIGHTS. The holder of this option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the record holder of the purchased shares.

        10. MANNER OF EXERCISING OPTION.

                (i) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

                        (a) Execute and deliver to the Company an Exercise Notice for the Option Shares for which the option is exercised, in the form provided by the Company.

                        (b) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

                                (I) cash or check made payable to the Company;
or

                                (II) a promissory note payable to the Company,
but only to the extent authorized by the Plan Administrator in accordance with Paragraph 14.


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                        (c) Furnish to the Company appropriate documentation
that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

                        (d) Execute and deliver to the Company such written representations as may be requested by the Company in order for it to comply with the applicable requirements of United States Federal and state securities laws and any pertinent international securities laws.

                        (e) Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise.

                (ii) As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

                (iii) In no event may this option be exercised for any fractional shares.

        11. COMPLIANCE WITH LAWS AND REGULATIONS.

                (i) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Shares may be listed for trading at the time of such exercise and issuance.

                (ii) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

        12. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate.

        13. NOTICES. Any notice required to be given or delivered to the Company under the term of this Agreement shall be in writing and addressed to the Company at its principal Company offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

        14. FINANCING. The Plan Administrator may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased


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Option Shares by delivering a full-recourse, interest-bearing promissory note secured by those Option Shares. The payment schedule in effect for any such promissory note shall be established by the Plan Administrator in its sole discretion.

        15. CONSTRUCTION. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

        16. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by Israeli law.

        17. SHAREHOLDER APPROVAL. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Shares which may be issued under the Plan as last approved by the shareholders, then this option shall be void with respect to such excess shares, unless shareholder approval of an amendment sufficiently increasing the number of shares of Shares issuable under the Plan is obtained in accordance with the provisions of the Plan.

        18. ADDITIONAL TERMS APPLICABLE TO AN INCENTIVE OPTION. In the event this option is designated an Incentive Option in the Grant Notice, the following terms and conditions shall also apply to the grant:

                (i) This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares: (i) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Permanent Disability or (ii) more than twelve (12) months after the date Optionee ceases to be an Employee by reason of Permanent Disability.

                (ii) This option shall not become exercisable in the calendar year in which granted if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Shares for which this option would otherwise first become exercisable in such calendar year would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Shares and any other securities for which one or more other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Company or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand U.S. Dollars ($1 00,000) in the aggregate. To the extent the exercisability of this option is deferred by reason of the foregoing limitation, the deferred portion shall become exercisable in the first calendar year or years thereafter in which the One Hundred Thousand U.S. Dollar ($100,000) limitation of this Paragraph 18(b) would not be contravened, but such deferral shall in all events end immediately prior to the effective date of a Company Transaction in which this option is not to be assumed, whereupon the option shall become immediately exercisable as a Non-Statutory Option for the deferred portion of the Option Shares.


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                (iii) Should Optionee hold, in addition to this option, one or more other options to purchase Shares which become exercisable for the first time in the same calendar year as this option, then the foregoing limitations on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.


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                                    APPENDIX

        The following definitions shall be in effect under the Agreement:

        I. AGREEMENT shall mean this Share Option Agreement.

        II. BOARD shall mean the Company's Board of Directors.

        III. CODE shall mean the Internal Revenue Code of 1986, as amended.

        IV. COMPANY Transaction-shall mean either of the following shareholder-approved transactions to which the Company is a party:

                (a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

                (b) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company;

                (c) any sale of Shares by the shareholders of the Company in such aggregate amount as shill exceed fifty percent (50%) of the Shares beneficially held by them.

        V. COMPANY shall mean PentaCom Ltd., an Israeli company.

        VI. EXERCISE SCHEDULE shall mean the exercise schedule specified in the Grant Notice pursuant to which the Optionee is to vest and be allowed to exercise the Option Shares in a series of installments over his or her period of Service

        VII. EMPLOYEE shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

        VIII. EXERCISE DATE shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

        IX. EXERCISE PRICE shall mean the exercise price payable per Option Share as specified in the Grant Notice.

        X. EXPIRATION DATE shall mean the date on which the option expires as specified in the Grant Notice.

        XI. FAIR MARKET VALUE per share of Shares on any relevant date shall be determined in accordance with the following provisions:

                (d) If the Shares is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Shares on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq


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National Market. If there is no closing selling price for the Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                (e) If the Shares is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Shares on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Shares, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                (f) If the Shares is at the time neither listed on any Stock Exchange nor traded on the Nasdaq National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

        XII. GRANT DATE shall mean the date of grant of the option as specified in the Grant Notice.

        XIII. GRANT NOTICE shall mean the Notice of Grant of Share Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

        XIV. INCENTIVE OPTION shall mean an option which satisfies the requirements of Internal Revenue Code Section 422.

        XV. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Company (or any Parent or Subsidiary).

        XVI. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

        XVII. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 4:12.

        XVIII. OPTION SHARES shall mean the number of shares of Shares subject to the option.

        XIX. OPTIONEE shall mean the person to whom the option is granted as specified in the Grant Notice.

        XX. PARENT shall mean any Company (other than the Company) in an unbroken chain of companies ending with the Company, provided each Company in the


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unbroken -chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

        XXI. PERMANENT DISABILITY shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

        XXII. PLAN shall mean the Company's 1999 Share Option Plan.

        XXIII. PLAN ADMINISTRATOR shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

        XXIV. SERVICE shall mean the Optionee's performance of services for the Company (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant.

        XXV. SHARES shall mean the Company's ordinary shares.

        XXVI. STOCK EXCHANGE shall mean the American Stock Exchange or the New York Stock Exchange.

        XXVII. SUBSIDIARY shall mean any Company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each Company (other than the last Company) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.


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                                  PENTACOM LTD.

                         NOTICE OF GRANT OF STOCK OPTION

        Notice is hereby given of the following option grant (the "Option") to purchase shares of the Shares of PentaCom Ltd. (the "Company"); such grant is subject to the terms and conditions set forth herein, including but not limited to the "Effectiveness Conditions" set forth below:

        Grant Date:

        Vesting Commencement Date:

        Exercise Price:

        Number of Option Shares:

        Expiration Date:

        Type of Option: _____Statutory Stock Option

        Exercise Schedule: The Option Shares shall become exercisable with respect to (i) twenty-five percent (2.5%) of the Option Shares upon Optionee's completion of one (1) year of Service measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in a series of thirty-six (36) successive equal monthly installments upon Optionee's completion of each additional month of Service over the thirty-six (36)-month period measured from the first anniversary of the Vesting Commencement Date. In no event shall any additional Option Shares vest after Optionee's cessation of Service.

        Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the PentaCom Ltd. 1999 Share Option Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

        TRANSFER RESTRICTIONS. OPTIONEE HEREBY AGREES THAT ALL OPTION SHARES ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL BE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS EXERCISABLE BY THE COMPANY AND ITS ASSIGNS.

        At Will Employment. Nothing in this Notice or in the attached Stock Option Agreement or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Optionee or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any, time for any reason, with or without cause.

        Effectiveness Conditions. The grant of the Option set forth herein shall be conditional on the satisfaction of the following conditions:


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                (I) The Optionee shall execute a proxy in the form attached hereto as Exhibit C.

                (II) The spouse of the Optionee shall execute a "waiver and acknowledgement" letter in the form attached hereto as Exhibit D.

                All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED:_____________________, ____________

                                               PENTACOM LTD.

                                               By:
                                                  ------------------------------
                                               Title:
                                                     ---------------------------

                                               Address:
                                                       -------------------------

                                               ---------------------------------


Exhibit A - Stock Option Agreement
Exhibit B - 1999 Share Option Plan
Exhibit C + Form of Proxy
Exhibit D + Form of Spouse Waiver and Acknowledgement


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                                    EXHIBIT A

                             STOCK OPTION AGREEMENT




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                                    EXHIBIT B

                             1999 SHARE OPTION PLAN




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                                    EXHIBIT C

                                IRREVOCABLEPROXY

The undersigned, _______________________ residing at ___________________, hereby nominates, constitutes and appoints the Chairman of the Board of Directors of PentaCom Ltd. (as shall be in office from time to time), my true and lawful attorney-in-fact and proxy, with power of substitution, for me and in my name, place and stead:

        To appear and vote at any and all meetings of the shareholders of PentaCom Ltd. (the "Company"), an Israeli company, or, sign on any unanimous written consents of the shareholders of the Company, and otherwise act as my proxy and representative in respect to all shares of the Company which may be held by me now or in the future, and for that purpose to sip and execute in my name and on my behalf any proxies or other instruments with respect to said shares, all in accordance with the instructions and directions of the Board of Directors of the Company.

This proxy shall remain in full force and effect until the consummation of the Company's initial public offering, and shall bind any transferees to whom I may transfer said shares in the future.

IN WITNESS WHEREOF, the undersigned hereby signs this proxy effective as of the ____ day of ________, ______.




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                                    EXHIBIT D

                        WAIVER AND ACKNOWLEDGEMENT LETTER



To. PentaCom Ltd. and my spouse

From:_____________________________(spouse of __________________)

Date:______________________________

,hereby waive any rights that I may have, or may have in the future, which relate directly or indirectly to any options and/or shares in PentaCom Ltd. that my spouse currently holds or may hold in the future, including any options or shares in other companies which may be issued to my spouse in connection with his/her options and/or shares in PentaCom Ltd.

This letter will serve as my acknowledgement that I do not have, and will not have in the future, any rights in any of the aforesaid options or shares under any legal theory, agreement or otherwise.

Very truly yours,

                                            Employee and Spouse's Signature




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